Exhibit 23.1

Consent of Grant Thornton, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Pre-Effective Amendment No. 1 to the Registration Statement (Form S-3, No. 333-122963) and related Prospectus of Integral Systems, Inc., and subsidiaries for the registration of 219,821 shares of its common stock and to the incorporation by reference therein of our report dated November 22, 2004, with respect to the consolidated financial statements of Integral Systems, Inc. and subsidiaries as of September 30, 2004 and for the year then ended, included in its Annual Report (Form 10-K) as filed with the Securities and Exchange Commission.

/s/ Grant Thornton LLP

Vienna, Virginia

April 15, 2005